Exhibit 23.2

Consent of Independent Auditor
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Eleven Biotherapeutics, Inc. of our report dated September 20, 2016 relating to the consolidated financial statements of Viventia Bio Inc. as at December 31, 2015 and December 31, 2014 and for each of the years in the three-year period ended December 31, 2015, which appears in Eleven Biotherapeutics, Inc.’s Current Report on Form 8-K/A dated December 6, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants
Winnipeg, Manitoba, Canada
March 16, 2018

PricewaterhouseCoopers LLP
Richardson Building, One Lombard Place, Suite 2300, Winnipeg, Manitoba, Canada R3B 0X6
T: +1 204 926 2400, F: +1 204 944 1020, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.